UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

May 20, 2022

Quotient Technology Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36331	77-0485123
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1260 East Stringham Avenue, Suite 600
Salt Lake City, Utah 84106
(Address of principal executive offices)

(650) 605-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	QUOT	New York Stock Exchange
Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Transition

On May 20, 2022, Steven Boal notified Quotient Technology Inc. (the “Company” or “Quotient”) of his resignation as Chief Executive Officer of the Company, effective on that date. As previously disclosed, Mr. Boal’s departure from his Chief Executive Officer role was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Boal will remain an employee and director of the Company until the conclusion of the 2022 annual meeting of stockholders.

On May 24, 2022, the Company appointed Matthew Krepsik as the Company’s new Chief Executive Officer. The Company previously announced, in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 29, 2022, that Mr. Krepsik would be assuming the role of Chief Executive Officer following Mr. Boal’s retirement from that role.

There are no family relationships between Mr. Krepsik and any director or executive officer of the Company, and he has no indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Krepsik’s compensation as CEO will be determined at a later time.

Departure of Director

On May 24, 2022, Steve Horowitz notified the Company of his intention to resign from the Company’s Board of Directors (the “Board”) effective June 3, 2022 for personal health reasons. His resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Director

On May 24, 2022, the Board appointed Kimberly Anstett to serve as a member of the Board effective June 4, 2022. Ms. Anstett will take Mr. Horowitz’s place as a Class I director, with a term expiring at the Company’s 2024 annual meeting of stockholders. Ms. Anstett has also been appointed to the Nominating and Corporate Governance Committee of the Board. The Board has determined that Ms. Anstett is an independent director under the applicable requirements of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended.

Ms. Anstett, 49, is an accomplished technology executive with more than 25 years of experience scaling businesses through strategy execution and transformation. Since May 2019, Ms. Anstett has served as Executive Vice President and Chief Technology Officer of Iron Mountain Inc., an enterprise information management services company, where she leads its product engineering and enterprise technology digital transformation to accelerate growth and increase profitability. Prior to joining Iron Mountain, from May 2014 to April 2019, Ms. Anstett served as the Chief Information Officer for Nielsen, a world-renowned marketing and consumer intelligence enterprise that provides critical research, data and strategic insights about consumer behavior. At Nielsen, she led cybersecurity programs focused on securing end-to-end business operations and protecting enterprise and customer data. She also designed and led strategic partnership programs with many of the largest global partners at Nielsen. Ms. Anstett received a B.S. in Science, Electrical Engineering from Tufts University.

In connection with her service as a director and consistent with the Company’s director compensation policy (the “Director Compensation Policy”) in effect on the date of her appointment, Ms. Anstett will receive the Company’s standard non-employee director cash and equity compensation, including an initial award of restricted stock units with the number of restricted stock units equal to $250,000 divided by the closing price of the Company’s stock on the fifth trading day of the month immediately following the month in which Ms. Anstett became a director. Starting on the date of the Company’s 2022 annual meeting and subject to her continued service on the date of grant, Ms. Anstett will also receive an annual equity award consistent with the terms of the Director Compensation Policy, as then in effect. Ms. Anstett will receive an annual cash retainer of $37,500 for her service as a director and $3,500 for her membership on the Company’s Nominating and Corporate Governance Committee, to be paid in quarterly installments for the immediately preceding fiscal quarter and pro-rated for the first fiscal quarter during which she serves as a director based on the number of days served after the effective date of her appointment.

In connection with her appointment, Ms. Anstett and the Company will enter into the Company’s standard form of director indemnity agreement (the “Indemnity Agreement”). In addition to the indemnification required in the Company’s amended and restated certificate of incorporation and amended and restated bylaws, the Indemnity Agreement generally provides for the indemnification of Ms. Anstett for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against her by reason of the fact that she is or was serving in such capacity, to the extent indemnifiable under the law.

The foregoing description is qualified in its entirety by the full text of the form of Indemnity Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-193692) filed with the SEC on February 14, 2014 and which exhibit is incorporated by reference herein.

There are no arrangements or understandings between Ms. Anstett and any other persons pursuant to which Ms. Anstett was elected as a director. In addition, Ms. Anstett has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Upon the effectiveness of Ms. Anstett’s appointment as a Class I director and Mr. Horowitz’s resignation from the Board, the Board has three directors serving in Class I (Kimberly Anstett, Alison Hawkins and Eric D. Higgs) whose term expires at the Company’s 2024 annual meeting date; three directors serving in Class II (Steven Boal, Robert McDonald and Matthew O’Grady) whose term expires at the Company’s 2022 annual meeting date; and four directors serving in Class III (Andrew Gessow, Lorraine Hariton, David Oppenheimer and Joseph Reece) whose term expires at the Company’s 2023 annual meeting date.

Item 7.01. Regulation FD Disclosure.

On May 24, 2022, the Company issued a press release which included information regarding the appointment of Mr. Krepsik as Chief Executive Officer, the appointment of Ms. Anstett as director and the departure of Mr. Horowitz as director.

A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated May 24, 2022.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quotient Technology Inc.

By:	/s/ Connie Chen
Connie Chen

General Counsel, Compliance Officer and Secretary

Date: May 24, 2022